     As Filed with the Securities and Exchange Commission on July 10, 1996

                                                      Registration No. 333-6565

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                          --------------------------

                               AMENDMENT No. 1
                                      To

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------
                            ZOLTEK COMPANIES, INC.

           (Exact name of registrant as specified in its charter)
             MISSOURI                                    43-1311101
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                     Identification No.)
                              3101 MCKELVEY ROAD
                         ST. LOUIS, MISSOURI  63044
                                (314) 291-5110
             (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                                 ZSOLT RUMY
                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             3101 MCKELVEY ROAD
                         ST. LOUIS, MISSOURI  63044
                               (314) 291-5110
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ----------------------------

                        Copy of all correspondence to:
                              THOMAS A. LITZ, ESQ.
                                THOMPSON COBURN
                             ONE MERCANTILE CENTER
                          ST. LOUIS, MISSOURI  63101
                                (314) 552-6000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering. [   ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]
     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [   ]


                                                CALCULATION OF REGISTRATION FEE
===================================================================================================================================
 TITLE OF EACH CLASS OF SECURITIES                               PROPOSED MAXIMUM      PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
         TO BE REGISTERED           AMOUNT TO BE REGISTERED  OFFERING PRICE PER SHARE      OFFERING PRICE <F1>     REGISTRATION FEE
                                                                      <F1>
- -----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01
  par value                                 17,448                    $26.75                      $466,734            $161.00<F2>
===================================================================================================================================

<F1>  Estimated solely for the purpose of determining the amount of the registration fee on the basis of the average of the high and low prices of the Common Stock, $.01 par value per share, of Zoltek Companies, Inc. on June 20, 1996, as reported on The Nasdaq National Market, in accordance with Securities Act Rule 457(c).
<F2>  Previously paid on June 21, 1996.

                          --------------------------
      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS
- ----------




                          ZOLTEK COMPANIES, INC.


                      17,448 SHARES OF COMMON STOCK




      This Prospectus relates to 17,448 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Zoltek Companies, Inc., a Missouri corporation (the "Company"). The Shares offered hereby were issued by the Company to 529 employees of the Company's Magyar Viscosa Rt. subsidiary (collectively, the "Selling Shareholders") in exchange for equity securities of Magyar Viscosa Rt. held by the Selling Shareholders. See "Information Concerning the Selling Shareholders."

      All proceeds from any sales of the Shares by the Selling Shareholders will inure to the benefit of the Selling Shareholders. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. The expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by them.


      It is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on The Nasdaq National Market at the market prices then prevailing, although sales may also be made in negotiated transactions or otherwise. See "Plan of Distribution." The Common Stock of the Company is traded on The Nasdaq National Market under the symbol "ZOLT." The last reported sale price of the Common Stock on The Nasdaq National Market on July 9, 1996 was $35.75 per share.


                       --------------------------

    THESE SECURITIES INVOLVE CERTAIN RISK FACTORS.  SEE "RISK FACTORS."

                       --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.

                       --------------------------





            The date of this Prospectus is July     , 1996

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company has filed a Registration Statement (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or obtained from such office upon payment of the fees prescribed by the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Upon either written or oral request, any person receiving a copy of this Prospectus may obtain from the Company, without charge, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written requests should be directed to: Investor Relations, Zoltek Companies, Inc., 3101 McKelvey Road, St. Louis, Missouri 63044 (telephone number (314) 291-5110).

      The following documents filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

      (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

      (2)  The Company's Current Report on Form 8-K, dated December 8, 1995;

      (3) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995;

      (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

      (5) The description of the Company's Common Stock set forth in the Company's Registration Statement on Form S-1, dated November 6, 1992 (File No. 33-51142), which description was incorporated by reference into the Company's Registration Statement on Form 8-A, dated November 6, 1992 (File No. 0-20600), including any amendment or report filed for the purpose of updating such descriptions.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities then remaining to be sold shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                THE COMPANY

      The Company's principal executive office is located at 3101 McKelvey Road, St. Louis, Missouri 63044, and its telephone number is (314) 291-5110.

                                RISK FACTORS


    Prospective purchasers of the Common Stock offered hereby should consider carefully the risk factors set forth below, as well as the other information set forth and incorporated by reference in this Prospectus, in determining whether to purchase the Company's Common Stock. This Prospectus and the documents incorporated by reference herein contain forward-looking statements which are inherently subject to risks and uncertainties. Cautionary statements made herein should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus or the documents incorporated by reference herein. The Company's actual results could differ materially from those currently anticipated due to a number of factors, including, without limitation, the following: the Company's ability to manage rapid growth, increase its carbon fibers production capacity on a timely and profitable basis, manufacture low-cost carbon fibers and profitably market them at decreasing price points, successfully operate and integrate Magyar Viscosa Rt. ("Viscosa") and penetrate existing, identified and emerging future markets for carbon fibers, as well as the other factors discussed in this Prospectus and the documents incorporated by reference herein.

MANAGEMENT OF GROWTH

    The growth in the Company's business has placed, and is expected to continue to place, a significant strain on the Company's management and operations. The Company's recent growth has been constrained by capacity limitations in its carbon fibers manufacturing operations. In order to effectively manage its anticipated growth, the Company must add to its carbon fibers manufacturing capacity, have access to adequate financial resources to fund significant capital expenditures, maintain gross profit margins while pursuing a growth strategy based upon achieving declining selling prices, continue to strengthen its operations, financial and management information systems, expand, train and manage its employee workforce and successfully integrate Viscosa's operations, which are substantially larger than the Company's. There can be no assurance that the Company will be able to do so effectively or on a timely basis. Failure to do so effectively and on a timely basis could have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS OF OPERATION AND INTEGRATION OF VISCOSA

    Successful execution of the Company's strategy of controlling the quality and cost of its raw materials for its carbon fiber operations will depend in large measure upon its ability to successfully manage and integrate Viscosa's operations, which are located near Budapest, Hungary. The December 1995 acquisition of Viscosa, which represents the largest acquisition by the Company to date and its first international acquisition, will continue to require substantial management time and attention. There can be no assurance that the Company will be able to operate Viscosa's acrylic fiber manufacturing processes to produce raw material acceptable for the Company's carbon fiber manufacturing operations within the timeframe estimated by the Company or at all. There also can be no assurance that the Company otherwise will manage Viscosa's operations successfully.

    Viscosa's operations generate various hazardous wastes and, from time to time, Viscosa has been cited and fined for environmental violations. In addition, the legislative and regulatory environment in Hungary continues to evolve. There can be no assurance that the application of Hungarian laws, regulations or enforcement policies will not have a material adverse effect on the Company's business, results of operations or financial condition.

    Viscosa, a manufacturer of acrylic and nylon fibers and industrial materials, operated as a state-owned company until 1992. As a consequence of the beginning of privatization and the discontinuance of financial support for industrial companies, the Hungarian government caused the government-owned company to declare bankruptcy in November 1992, which proceedings were completed by a composition with creditors in March 1993. During and subsequent to those proceedings, Viscosa's operations were adversely affected by a lack of working capital and Viscosa suffered recurring losses from operations prior to being acquired by the Company. Accordingly, the report of Viscosa's independent accountants on Viscosa's financial statements for the period immediately prior to the acquisition of Viscosa by the Company, expressed substantial doubt about Viscosa's ability to continue as a going concern due to recurring losses from operations and its inability to meet certain principal and interest obligations. Although Viscosa has reported modest income from operations in the period since the acquisition, there can be no assurance that it will continue to operate profitability or that Viscosa will not require financial support greatly in excess of that anticipated by the Company.

RISKS OF INTERNATIONAL OPERATIONS AND MARKETS

    The Company's international operations and sales are subject to risks associated with foreign operations and markets generally, including foreign currency fluctuations, unexpected changes in regulatory, economic or political conditions, tariffs and other trade barriers, longer accounts receivable payment cycles, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, a substantial portion of Viscosa's sales are to former Communist countries, the economies of which are experiencing severe stress. There can be no assurance that such factors will not have a material adverse effect upon the Company's future revenues and business, results of operations and financial condition.

DEPENDENCE UPON SENIOR MANAGEMENT AND TECHNICAL PERSONNEL

    The Company's future operating results will depend upon the continued service of its senior management, including Zsolt Rumy, its Chief Executive Officer and Chairman of the Board, and its technical personnel, none of whom is bound by an employment agreement. The Company's future success also will depend upon its continuing ability to attract and retain highly qualified managerial and technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its key managerial and technical employees or that it will be successful in attracting, assimilating or retaining other highly qualified personnel in the future.

VOLATILITY OF STOCK PRICE

    Since the beginning of 1996, the market price of the Company's Common Stock has increased substantially and, from time to time, has fluctuated significantly. Future announcements concerning the Company or its competitors or customers, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, developments regarding proprietary rights, changes in earnings estimates by analysts or reports regarding the Company or its industry in the financial press or investment advisory publications, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as recessions, military conflicts or market or market-sector declines, may materially and adversely affect the market price of the Common Stock.

FLUCTUATIONS IN OPERATING RESULTS

    The Company's quarterly results of operations may fluctuate as a result of a number of factors, including the timing of purchase orders for, and shipments of, the Company's products. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the timing of such orders. In addition, the Company's operating results could be adversely affected by such factors, among others, as variations in the mix of product sales, price changes in response to competitive factors, increases in raw material costs and interruptions in plant operations. The Company's results in the short-term could be adversely affected by the acquisition of Viscosa, including the possible need to supply Viscosa with unanticipated levels of working capital and expenses associated with the integration of Viscosa's operations.

DEPENDENCE ON EXPANSION INTO NEW MARKETS

    The Company has grown rapidly since its present carbon fibers manufacturing facility achieved full production capability in fiscal 1992. Its future growth and profitability will depend, in large measure, upon the Company's ability to penetrate new markets, which in turn, will be dependent upon development of applications for products which currently do not use carbon fiber materials. The Company's future growth and profitability also will depend upon the further expansion of sales of carbon fibers for existing applications. The Company is proposing to expand its carbon fibers manufacturing capacity in anticipation of such penetration, development and expansion. There can be no assurance that the Company will be successful in its efforts to develop new applications and penetrate new markets, or that existing markets for the Company's carbon fiber products will continue to expand and develop.

DEPENDENCE UPON SOLE SUPPLIER

    The Company's carbon fiber operations presently obtain their principal raw material, acrylic fiber precursor, from the sole current merchant supplier in the world pursuant to a supply agreement, the initial term of which expires in June 1999. For established aircraft applications, industry approval procedures make it impractical to qualify additional or substitute suppliers. The Company's carbon fibers business would be adversely affected if it were unable to continue to receive precursor at prices and on terms presently made available to it by its sole supplier. There can be no assurance that the Company will be able to continue to obtain desired quantities of raw material on a timely basis at prices and on terms deemed reasonable by the Company. The Company presently is in the process of diversifying its source of precursor supply through the conversion of a substantial portion of Viscosa's manufacturing capacity and the integration of its operations; however, there can be no assurance it will be successful in such efforts.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

    During fiscal 1995, net sales to each of two of the Company's customers constituted more than 10% of consolidated net sales. The loss of either of such principal customers would have a material adverse effect on the Company's business.

COMPETITION

    The Company competes with various other participants in the advanced materials and textile fibers markets. Many of these entities have substantially greater research and development, manufacturing, marketing, financial and managerial resources than the Company. In addition, existing carbon fibers producers may refocus their activities to compete more directly with the Company. There can be no assurance that developments by existing or future competitors will not render the Company's products or technologies noncompetitive or that the Company will be able to keep pace with new technological developments. In addition, the Company's customers could decide to vertically integrate their operations and perform some or all of the functions performed by the Company.

TECHNOLOGICAL CHANGE

    The Company is engaged in an industry which will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render existing products or processes obsolete or unmarketable. The Company's continued success will depend upon its ability to develop and introduce on a timely and cost-effective basis new products, processes and applications that keep pace with technological developments and address increasingly sophisticated customer requirements. There can be no assurance that the Company will be successful in identifying, developing and marketing new products, applications and processes and product or process enhancements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of product or process enhancements or new products, applications or processes, or that its products, applications or processes will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition could be materially and adversely affected if the Company were to incur delays in developing new products, applications or processes or product or process enhancements or if they were to not gain market acceptance.

PROPRIETARY RIGHTS

    The Company depends upon its proprietary technology. The Company relies principally upon trade secret and copyright law to protect its proprietary technology and owns no patents which are material to its business. The Company regularly enters into confidentiality agreements with its key employees, customers and potential customers and limits access to and distribution of its trade secrets and other proprietary information. There can be no assurance that these measures will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. The Company also is subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

OPERATIONAL RISKS

    The Company's carbon fibers operation utilize high temperature processes, substantial electrical current and industrial gases which potentially can be subject to volatile chemical reactions. The Company believes that its current plant design and operating procedures minimize operational risks associated with these factors. However, as a result of mechanical or human failure or unforeseen conditions or events related to the Company's manufacturing and engineering processes or otherwise, the Company's manufacturing capacity could be materially limited or temporarily interrupted.

CONTROL OF THE COMPANY

    Zsolt Rumy, the founder and principal shareholder of the Company, owns approximately 40.3% of the outstanding shares of the Company's Common Stock. As a result, he has effective voting control of the Company, including with respect to election of the Company's directors, and is able to effectively prevent an affirmative vote which would be necessary for a merger, sale of assets or similar transaction involving the Company, irrespective of whether other shareholders believe such a transaction to be in their best interests. The Company's Articles of Incorporation and By-laws do not provide for cumulative voting in the election of directors.

AUTHORIZATION OF PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of ``blank check'' Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Holders of the Company's Common Stock will have no preemptive rights to subscribe for a pro rata portion of any capital stock which may be issued by the Company. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The possible impact on takeover attempts could adversely affect the price of the Common Stock. Although the Company has no present intention to issue any shares of its Preferred Stock, the Company may do so in the future.

CLASSIFIED BOARD OF DIRECTORS

    The Company's Articles of Incorporation divide the Board of Directors' into three classes, with three-year staggered terms. The classified board provision could increase the likelihood that, in the event an outside party acquired a controlling block of the Company's stock, incumbent directors nevertheless would retain their positions for a substantial period, which may have the effect of discouraging, delaying or preventing a change in control of the Company. The possible impact on takeover attempts could adversely affect the price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of the Common Stock.


                             USE OF PROCEEDS

      The Company will receive none of the proceeds from the sale of Shares which may be offered hereby.

              PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    Set forth below are: (i) the historical consolidated condensed statements of operations of each of Zoltek and Viscosa for the six months ended March 31, 1996; (ii) the pro forma condensed combined statement of operations of Zoltek and Viscosa for the six months ended March 31, 1996 as if the acquisition of Viscosa had been completed as of October 1, 1995; (iii) the historical consolidated condensed statements of operations of each of Zoltek and Viscosa for the fiscal year ended September 30, 1995; and (iv) the pro forma condensed combined statement of operations of Zoltek and Viscosa for the fiscal year ended September 30, 1995 as if the acquisition of Viscosa had been completed as of October 1, 1994. The presentation reflects the cash purchase of approximately 95% of Viscosa's capital stock by Zoltek. Zoltek has entered into agreements to acquire substantially all of the remaining capital stock, which is owned by existing Viscosa employees. Due to immateriality, the minority interest is not separately disclosed in the pro forma condensed combined statements of operations.

    The pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements of Zoltek included elsewhere herein and the historical financial statements of Viscosa incorporated by reference herein. The pro forma condensed combined statements of operations reflect: (i) adjustments to restate depreciation and interest expense due to revaluation of assets and elimination of debt upon purchase; and
(ii) elimination of foreign exchange losses due to payment of a long-term capital lease at purchase.

    Viscosa's historical consolidated statements of operations were translated from Hungarian Forints to U.S. Dollars using the average exchange rates in effect during the periods. Viscosa's historical consolidated statements of operations include extraordinary items related to the sale of certain assets and the forgiveness of certain debt in December 1994. These two transactions are not presented in the pro forma condensed combined statements of operations.

    The pro forma condensed combined financial information set forth below is not necessarily indicative of future results of operations or results of operations that would have been reported for the periods indicated had the acquisition of Viscosa been completed as of October 1, 1994 or 1995. Further, the pro forma condensed combined statements of operations for the six months ended March 31, 1996 should not necessarily be taken as indicative of earnings for a full fiscal year.

                                      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                             FOR THE SIX MONTHS ENDED MARCH 31, 1996

                                                                               VISCOSA                           PRO FORMA
                                           HISTORICAL       HISTORICAL        PRO FORMA        PRO FORMA       ZOLTEK/VISCOSA
                                             ZOLTEK          VISCOSA         ADJUSTMENTS        VISCOSA           COMBINED
                                           ----------       ----------       -----------       ---------       --------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................    $   9,356        $ 30,224                          $ 30,224           $ 39,580

Cost of sales...........................        5,672          25,378        $ (190)<F1>         25,188             30,860
                                            ---------        --------        ------            --------           --------
    Gross profit........................        3,684           4,846           190               5,036              8,720

Selling, general and administrative
  expenses..............................        1,140           4,315                             4,315              5,455
                                            ---------        --------        ------            --------           --------
    Income from continuing operations...        2,544             531           190                 721              3,265

Other income (expense):

    Interest income.....................          224              66                                66                290

    Interest expense....................         (321)           (687)          495 <F2>           (192)              (513)

    Other income (expense), net.........                         (362)           78 <F3>           (284)              (284)

    Foreign exchange gain (loss), net...                         (581)          732 <F4>            151                151
                                            ---------        --------        ------            --------           --------
Income (loss) from continuing operations
  before taxes..........................        2,447          (1,033)        1,495                 462              2,909

Provision for income taxes..............          933                                                                  933
                                            ---------        --------        ------            --------           --------
Net income (loss) from continuing
  operations............................    $   1,514        $ (1,033)       $1,495            $    462           $  1,976
                                            =========        ========        ======            ========           ========
Net income per share from continuing
  operations............................    $    0.12                                                             $   0.14

Weighted average common shares
  outstanding...........................       12,654                                                               13,629


                                             NOTES TO PRO FORMA

                                 CONDENSED COMBINED STATEMENT OF OPERATIONS

<F1> To adjust cost of sales for reduced depreciation expense due to revaluation of fixed assets
     under purchase price allocation and the elimination of the capital lease amortization...........       $190

<F2> To adjust interest expense as a result of elimination of all Viscosa's long-term indebtedness...        495

<F3> To adjust for costs which would not have been incurred under a long-term management contract
     which was terminated in connection with the acquisition of Viscosa..............................         78

<F4> To adjust foreign exchange loss related to lease due to the elimination of the lease
     liability.......................................................................................        732

                                      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                          FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995

                                                                             VISCOSA                           PRO FORMA
                                           HISTORICAL       HISTORICAL      PRO FORMA        PRO FORMA       ZOLTEK/VISCOSA
                                             ZOLTEK          VISCOSA       ADJUSTMENTS        VISCOSA           COMBINED
                                           ----------       ----------     -----------       ---------       --------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...............................    $  12,698       $ 50,785                          $ 50,785           $ 63,483

Cost of sales...........................        7,716         45,022       $(1,134)<F1>         43,888             51,604
                                            ---------       --------       -------            --------           --------
    Gross profit........................        4,982          5,763         1,134               6,897             11,879

Selling, general and administrative
  expenses..............................        1,845          7,611                             7,611              9,456
                                            ---------       --------       -------            --------           --------
    Income from continuing operations...        3,137         (1,848)        1,134                (714)             2,423

Other income (expense):

    Interest income.....................           32            189                               189                221

    Interest expense....................         (740)        (1,357)        1,357 <F2>                              (740)

    Other income (expense), net.........            3           (587)          419 <F3>           (168)              (165)

    Foreign exchange gain (loss), net...                      (6,521)        5,444 <F4>         (1,077)            (1,077)
                                            ---------       --------       -------            --------           --------
Income (loss) from continuing operations
  before taxes..........................        2,432        (10,124)        8,354              (1,770)               662

Provision for income taxes..............          855            348                               348              1,203
                                            ---------       --------       -------            --------           --------
Net income (loss) from continuing
  operations............................    $   1,577       $(10,472)      $ 8,354            $ (2,118)          $   (541)
                                            =========       ========       =======            ========           ========
Net income (loss) per share from
  continuing operations.................    $    0.16                                                            $  (0.04)

Weighted average common shares
  outstanding...........................        9,583                                                              13,283

                                        NOTES TO PRO FORMA

                            CONDENSED COMBINED STATEMENT OF OPERATIONS

<F1> To adjust cost of sales for reduced depreciation expense due to revaluation of fixed assets
     under purchase price allocation and the elimination of the capital lease amortization...........     $1,134

<F2> To adjust interest expense as a result of elimination of all Viscosa's indebtedness.............      1,357

<F3> To adjust for costs which would not have been incurred under a long-term management contract
     which was terminated in connection with the acquisition of Viscosa..............................        419

<F4> To adjust foreign exchange loss related to lease due to the elimination of the lease
     liability.......................................................................................      5,444

              INFORMATION CONCERNING THE SELLING SHAREHOLDERS

      The information concerning the Selling Shareholders included in this Prospectus has been supplied to the Company by the Selling Shareholders or their representatives. The Company has relied upon this information in preparing this Prospectus.


      The Selling Shareholders consist of 529 Hungarian citizens who are employees of Viscosa and were issued shares of Common Stock in exchange for their minority interests in the capital stock of Viscosa. The Company acquired approximately 95% of the capital stock of Viscosa from the Hungarian State Property Agency and Viscosa's lenders which owned equity interests in Viscosa. Substantially all of the remaining shares were owned by Viscosa's employees, including the Selling Shareholders. The following table sets forth (i) the aggregate number of shares of Common Stock owned by or issuable to the Selling Shareholders as of June 18, 1996, (ii) the aggregate number of shares of Common Stock which are being registered for the account of the Selling Shareholders by this Prospectus and (iii) the aggregate number of shares of Common Stock to be owned by the Selling Shareholders if all of the shares of Common Stock covered by this Prospectus were sold.


                                                            Shares to
      Number                                                be Owned if
      of Shares                     Number of               All Shares
      Owned Prior                   Shares                  Registered
      to this                       to be                   Hereunder
      Registration                  Registered              Were Sold
      ------------                  ----------              ---------

      17,448                        17,448                  --

                           PLAN OF DISTRIBUTION

      The Shares offered hereby are being sold by each Selling Shareholder acting as principal for their own account. The Company will not receive any of the proceeds of this offering.

      The Selling Shareholders, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from a Selling Shareholder. Usual and customary commissions may be paid by the Selling Shareholders. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for a Selling Shareholder, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Selling Shareholder.

      A broker, dealer, underwriter or market maker who acquires the Shares from a Selling Shareholder as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in The Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. Selling Shareholders also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

      The Company is bearing all of the costs relating to the registration of the Shares. Any commissions, discounts or other fees payable to a broker, dealer, underwriter or market maker in connection with the sale of any of the Shares will be borne by the Selling Shareholders or other persons selling the Shares.

                                   EXPERTS


            The consolidated financial statements of the Company and its subsidiaries as of September 30, 1994 and 1995, and for each of the three fiscal years in the period ended September 30, 1995, have been incorporated by reference herein in reliance upon the report of Price Waterhouse LLP, independent accountants, upon the authority of said firm as experts in accounting and auditing.


            The consolidated financial statements of Viscosa for the six months ended December 31, 1993, the year ended December 31, 1994 and the six months ended June 30, 1995, have been incorporated by reference herein in reliance upon the report (which contains an explanatory paragraph relating to Viscosa's ability to continue as a going concern as described in Note 1 to Viscosa's consolidated financial statements) of Price Waterhouse (Budapest), independent accountants, upon the authority of said firm as experts in accounting and auditing.

                                LEGAL MATTERS

            The legality of the Shares is being passed upon for the Company by Thompson Coburn, St. Louis, Missouri.

     ======================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN ANY OTHER INFORMATION CONTAINED HEREIN SINCE THE DATE OF THIS PROSPECTUS.





                         TABLE OF CONTENTS

                                                             PAGE
                                                             ----

AVAILABLE INFORMATION                                           2

INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE                                        2

THE COMPANY                                                     3

RISK FACTORS                                                    3

USE OF PROCEEDS                                                 6

PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION                                         7

INFORMATION CONCERNING THE
  SELLING SHAREHOLDERS                                         10

PLAN OF DISTRIBUTION                                           10

EXPERTS                                                        11

LEGAL MATTERS                                                  11



     ======================================================




     ======================================================



                     ZOLTEK COMPANIES, INC.




                         17,448 SHARES





                         COMMON STOCK





                   -----------------------

                         PROSPECTUS

                   -----------------------


















                       JULY ----, 1996


     ======================================================

           PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
            -------------------------------------------

            The following are the estimated expenses of issuance and distribution of the Shares registered hereunder.

                  Registration Fee                    $    250
                  Accounting Fees and Expenses           2,000
                  Legal Fees and Expenses                4,000
                  Miscellaneous                            750
                                                      --------

                        Total                         $  7,000
                                                      ========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
            -----------------------------------------


            Sections 351.355(1) and (2) of The General and Business
Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article VII of the Articles of Incorporation of the Registrant provides that the Registration shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.


ITEM 16.    EXHIBITS
            --------

      Exhibit No.                                Description
      -----------                                -----------

         5.1            Legal Opinion of Thompson Coburn with respect to the legality of the shares.<F*>

        23.1            Consent of Thompson Coburn (included in Exhibit 5.1).<F*>

        23.2            Consent of Price Waterhouse LLP is filed herewith.

        23.3            Consent of Price Waterhouse (Budapest) is filed herewith.

        24.1            Powers of Attorney.<F*>

- ---------------
<F*> Previously filed June 21, 1996.


ITEM 17.    UNDERTAKINGS
            ------------

      (A)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) above do not
      --------  -------
apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such a post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation of the Registrant or the laws of the State of Missouri or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on July 9, 1996.


                                          ZOLTEK COMPANIES, INC.


                                          By  /s/ Zsolt Rumy
                                              -------------------------------
                                              Zsolt Rumy, Chairman of the
                                              Board, President and
                                              Chief Executive Officer





      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated:

/s/ Zsolt Rumy                  Chairman of the Board          July 9, 1996
- ---------------------------     and President (Chief
Zsolt Rumy                      Executive Officer)

/s/ William P. Downey           Chief Financial Officer        July 9, 1996
- ---------------------------     (Principal Accounting
William P. Downey               Officer)

         <F*>                   Director                       July 9, 1996
- ---------------------------
James W. Betts

         <F*>                   Director                       July 9, 1996
- ---------------------------
Linn Bealke

         <F*>                   Director                       July 9, 1996
- ---------------------------
Charles A. Dill

         <F*>                   Director                       July 9, 1996
- ---------------------------
James Dorr

         <F*>                   Director                       July 9, 1996
- ---------------------------
John L. Kardos

- ------------
<F*> By   /s/ Zsolt Rumy
       ---------------------
            Zsolt Rumy
         Attorney-in-fact

      Zsolt Rumy, by signing his name hereto, does sign this document on behalf of the individuals named above, pursuant to a power of attorney duly executed by such individuals, previously filed as Exhibit No. 24.1.


                                  INDEX TO EXHIBITS

Exhibit No.                          Description
- -----------                          -----------

    5.1 Legal Opinion of Thompson Coburn with respect to the legality of the shares.<F*>

   23.1        Consent of Thompson Coburn (included in Exhibit 5.1).<F*>

   23.2        Consent of Price Waterhouse LLP is filed herewith.

   23.3        Consent of Price Waterhouse (Budapest) is filed herewith.

   24.1        Powers of Attorney.<F*>

- ---------------
<F*> Previously filed June 21, 1996.
